May 21, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL DECLARES QUARTERLY DIVIDEND
AND INCREASES SECURITIES REPURCHASE AUTHORIZATION

ST. PETERSBURG, Fla - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors on May 21, 2015, declared a quarterly cash dividend on shares of its common stock of $0.18 per share, payable on July 15, 2015, to shareholders of record on July 1, 2015.
The Board also increased to $150 million its repurchase authorization with respect to the company’s common stock and Senior Notes due August 2019, April 2016, April 2024 and March 2042, respectively. The repurchases may be made from time to time at the discretion of the Board’s Securities Repurchase Committee at prices that the company deems appropriate and subject to market conditions, applicable law and other factors. Such repurchases may be made in the open market, in privately negotiated transactions, or otherwise. Prior to today’s Board action, there was approximately $49.4 million remaining under the previous repurchase authorization of approximately $75 million announced on August 25, 2011. The Board’s authorization does not have a fixed expiration date. The repurchase authorization does not obligate the company to repurchase any dollar amount or number of securities and may be suspended or discontinued at any time.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has nearly 6,400 financial advisors serving in excess of 2.6 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $502 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.